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                                                                   EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
American Radio Systems Corporation:

  We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Joint Proxy/Prospectus. Our report contains an explanatory paragraph that refers to a different cost basis in the financial information of WBAV-AM/FM and WPEG-FM for periods before and after their acquisition by Evergreen Media Corporation. As a result of such different cost basis, the financial information for periods before and after the acquisition is not comparable.

                                          /s/ KPMG Peat Marwick LLP
                                          KPMG Peat Marwick LLP

Dallas, Texas
October 30, 1996